Oramed Pharmaceuticals Announces Successful Results of a Novel
Exploratory Clinical Study of its Flagship Oral Insulin Capsule

Proof of Concept Study for a New Indication of Oral Insulin Capsule for Type 1
Diabetics

JERUSALEM, Israel – September 14, 2010 – Oramed Pharmaceuticals Inc.  (OTCBB: ORMP.OB) announced today successful results in an exploratory clinical trial testing the effectiveness of its oral insulin capsule (ORMD-0801) in Type I diabetes patients suffering from uncontrolled diabetes.

In parallel to Oramed's main focus in developing an oral insulin capsule for management of Type II diabetes the company is exploring an application of its oral insulin capsule toward cases of uncontrolled Type I diabetics.  Unstable or labile diabetes is characterized by recurrent, unpredictable and dramatic blood glucose swings often linked with irregular hyperglycemia and sometimes serious hypoglycemia affecting Type I diabetes patients.  This newly completed exploratory study was a proof of concept study for defining a novel indication for ORMD-0801. The encouraging results justify further clinical development of ORMD-0801 capsule application toward management of uncontrolled diabetes.

 “This study marks an impressive milestone for Oramed” says Nadav Kidron, CEO of Oramed Pharmaceuticals. “These results suggest a possible novel and unique indication for our oral insulin product in the treatment of Type I diabetes in addition to our main indication for Type II diabetes"

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research performed by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem.

For more information, please visit http://www.oramed.com.

Safe Harbor Statement

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals Inc.
Tara Horn
Office: 646-240-4193
Cell: +972-54-334-4318
Email: tara@oramed.com